Exhibit 99

PRESS RELEASE	For Immediate Release
MGM MIRAGE PRICES $750 MILLION IN SENIOR SECURED NOTES
Las Vegas, Nevada, October 31, 2008 — MGM MIRAGE (NYSE: MGM) announced today that it has priced a private offering of $750 million principal amount of 13% Senior Secured Notes due November 2013 at a price of 93.132%. The transaction is expected to close on November 14, 2008. The notes will rank as general senior obligations of MGM MIRAGE, will be guaranteed by substantially all of MGM MIRAGE subsidiaries, and will have a first priority security interest in the Company’s New York — New York Hotel & Casino. The net proceeds will be used to reduce the outstanding borrowings under the Company’s existing revolving credit facility and for general corporate purposes.
The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and, unless so registered, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
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MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected development companies with significant holdings in gaming, hospitality and entertainment, owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, New Jersey, Illinois and Macau. MGM MIRAGE is developing major casino and non-casino resorts, separately and with partners in Las Vegas, Atlantic City, the People’s Republic of China and Abu Dhabi, U.A.E. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

CONTACTS:

Investment Community	Media

DAN D’ARRIGO	ALAN M. FELDMAN
EVP & Chief Financial Officer	Senior Vice President of Public Affairs
(702) 693-8895	(702) 650-6947
afeldman@mirage.com
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM